EXHIBIT 99.1

CDW Reports First Quarter 2014 Results

Achieves Record First Quarter Net Sales, Adjusted EBITDA and Non-GAAP Net Income Per Share

(Dollars in millions, except per share amounts)	Three months ended March 31, 2014	Three months ended March 31, 2013	% Chg.
Net Sales	$ 2,652.3	$ 2,411.7	10.0
Gross Profit	425.2	402.0	5.8
Net Income	50.9	28.3	80.0
Net Income per Diluted Share	$ 0.30	$ 0.19	52.6
Non-GAAP Net Income per Diluted Share[1]	$ 0.47	$ 0.33	43.7
Adjusted EBITDA[1]	$ 193.7	$ 178.6	8.5
[1]Measures used in this release that are not based on accounting principles generally accepted in the United States of America ("non-GAAP") are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

VERNON HILLS, Ill., May 8, 2014 (GLOBE NEWSWIRE) -- CDW Corporation (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education, and healthcare, today announced first quarter 2014 results. The company also announced that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders of $0.0425 per share. This dividend will be paid on June 10, 2014 to all shareholders of record as of the close of business on May 27, 2014.

"First quarter results reinforce the power of our balanced portfolio of channels, technologies and products and the strength of our business model as we delivered strong topline growth and profitability while continuing to invest in our future," said Thomas E. Richards, chairman and chief executive officer of CDW.

"Topline growth of 10 percent was powered by continued exceptional results in K-12 education and State & Local government as well as high single-digit growth in our largest customer channel - medium and large businesses - and Healthcare and Higher Ed. Customer focus on refreshing client devices and the implementation of digital education testing drove significant increases in PC sales. Despite higher contribution from these lower-margin products we generated strong profitability, with Adjusted EBITDA up 8.5 percent and non-GAAP net income per share up 43.7 percent."

"We paid down $75 million of debt in the quarter, ending the period with $668 million less net debt than a year ago and tomorrow we complete the redemption of another $42.5 million," said Ann E. Ziegler, CDW's chief financial officer. "We expect these actions, when coupled with ongoing operating results, will continue to amplify our earnings growth and enable us to exceed our annual medium-term target of mid-teens earnings per share growth in 2014."

"We are well-positioned to achieve our target of outpacing US IT market growth by 200 to 300 basis points in 2014," continued Richards. "To accomplish this, we will continue our laser-focus on meeting the needs of our 250,000 customers in the US and Canada and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve."

First Quarter of 2014 Highlights:

Total net sales in the first quarter of 2014 were $2.652 billion, compared to $2.412 billion in the first quarter of 2013, an increase of 10.0 percent. Average daily sales in the first quarter of 2014 were $42.1 million, compared to $38.3 million in the first quarter of 2013. There were 63 selling days in both the first quarter of 2014 and 2013.

  Total Corporate segment net sales in the first quarter of 2014 were $1.506 billion, 7.2 percent higher than the first quarter of 2013. Corporate average daily sales in the first quarter of 2014 were $23.9 million, compared to $22.3 million in the first quarter of 2013. Corporate results reflected high single-digit sales increases to Medium and Large business customers and low single-digit increases to Small business customers.

  Total Public segment net sales in the first quarter of 2014 were $969.9 million, 14.5 percent higher than the first quarter of 2013. Public average daily sales in the first quarter of 2014 were $15.4 million, compared to $13.4 million in the first quarter of 2013. Public results reflected sales increases of more than 38 percent to Education customers and high single-digit growth in Healthcare. Sales to Government customers increased 0.7 percent as increases to State and Local governments offset declines in sales to the Federal government.

  Net sales for CDW's Advanced Services business and Canadian operations, combined as "Other" for financial reporting purposes, rose 9.8 percent to $176.8 million in the first quarter of 2014, compared to $161.0 million in the first quarter of 2013. Average daily sales in the first quarter of 2014 were $2.8 million, compared to $2.6 million in the first quarter of 2013. CDW's Advanced Services business consists of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services. Canadian sales were negatively impacted by currency translation.

Gross profit for the first quarter of 2014 was $425.2 million, compared to $402.0 million in the first quarter of 2013, representing an increase of 5.8 percent. Gross profit margin was 16.0 percent in the first quarter of 2014, versus 16.7 percent for the same period of 2013, primarily due to the impact of both mix and pricing pressure from growth in lower margined more transactional products, as well as lower contribution from advertising coop and the impact of inventory adjustments.

Total selling and administrative expenses, including advertising expense, were $289.4 million in the first quarter of 2014, compared to $281.9 million in the first quarter of 2013. The increase primarily reflected higher coworker compensation related to increased coworker count and increased sales compensation related to higher sales and gross profit which were partially offset by lower advertising expenses. Coworker count was 7,040 as of March 31, 2014, compared to 6,779 as of March 31, 2013.

Excluding expenses related to non-cash equity and retention compensation expense and certain other items, Adjusted EBITDA was $193.7 million in the first quarter of 2014, compared to $178.6 million in the first quarter of 2013, representing an increase of 8.5 percent. First quarter 2014 Adjusted EBITDA margin was 7.3 percent, approximately 10 basis points lower than the first quarter of 2013.

Interest expense decreased by $22.0 million to $50.1 million for the three months ended March 31, 2014 compared to $72.1 million for the comparable period in 2013, reflecting lower outstanding debt balances and a lower average interest rate. During the first quarter of 2014, the company recorded debt extinguishment charges of $5.4 million in connection with its redemption of $50.0 million aggregate principal amount of 12.535% Senior Subordinated Exchange Notes due 2017 and $25.0 million aggregate principal amount of 8.5% Senior Notes due 2019. There were $3.9 million of debt extinguishment charges in the first quarter of 2013. Long-term debt, net of cash and including current maturities of long-term debt, was $2.87 billion as of March 31, 2014; $668.0 million lower than March 31, 2013.

The effective tax rate for the first quarter of 2014 was 37.0 percent versus 36.4 percent in the first quarter of 2013.

Net income was $50.9 million in the first quarter of 2014 versus net income of $28.3 million in the first quarter of 2013. Non-GAAP net income, which excludes amortization related to the 2007 going-private transaction, certain debt refinancing expenses and certain other costs was $81.1 million in the first quarter of 2014, compared to $56.3 million in the first quarter of 2013, representing an increase of 44.1 percent driven by stronger operating results and lower interest expense.

Weighted average non-GAAP fully-diluted shares outstanding were 172.3 million for the quarter ended March 31, 2014 compared to 171.8 million for the quarter ended March 31, 2013. Non-GAAP net income per share for the quarter ended March 31, 2014 was $0.47.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW.  These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  These risks and uncertainties include, among others, changes in spending on technology products by CDW's customers; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in economic conditions; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; potential acceleration of CDW's deferred cancellation of debt income; and other risk factors or uncertainties identified from time to time in CDW Corporation's filings with the SEC.  Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW Corporation's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC and other filings with the SEC, including but not limited to CDW Corporation's Prospectus filed pursuant to Rule 424(b)(4) on March 10, 2014.  CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income, and Non-GAAP net income per diluted share are non-GAAP financial measures. We believe these measures provide helpful information with respect to the company's operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in the company's credit agreements.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading provider of technology solutions for business, government, education, and healthcare. Ranked No. 267 on the FORTUNE 500, CDW was founded in 1984 and employs more than 7,000 coworkers. For the trailing twelve months ended March 31, 2014, the company generated net sales of more than $11.0 billion. For more information, visit www.CDW.com.

Webcast

CDW will hold a conference call today, Thursday, May 8 at 7:30 a.m. CST/8:30 a.m. ET to discuss its first quarter 2014 financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW's website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
(847) 968-0238

Media Inquiries
Mary Viola
Senior Director, Corporate Communications
(847) 968-0743

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars and shares in millions, except per-share amounts)

(unaudited)

	Three Months Ended March 31,
	2014	2013	% Change(1)

Net sales	$ 2,652.3	$ 2,411.7	10.0%
Cost of sales	2,227.1	2,009.7	10.8

Gross profit	425.2	402.0	5.8

Selling and administrative expenses	260.9	251.5	3.7
Advertising expense	28.5	30.4	(5.9)

Income from operations	135.8	120.1	13.1

Interest expense, net	(50.1)	(72.1)	(30.5)
Net loss on extinguishments of long-term debt	(5.4)	(3.9)	39.8
Other income, net	0.5	0.4	55.7

Income before income taxes	80.8	44.5	81.8

Income tax expense	(29.9)	(16.2)	84.9

Net income	$ 50.9	$ 28.3	80.0%

Net income per common share:
Basic	$ 0.30	$ 0.19	54.1%
Diluted	$ 0.30	$ 0.19	52.6%

Weighted-average number of common shares outstanding:
Basic	169.6	145.2
Diluted	172.3	146.1

(1)     There were 63 selling days for both the three months ended March 31, 2014 and 2013.

CDW CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

We have included reconciliations of Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin for the three months ended March 31, 2014 and 2013 below. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangibles, non-cash equity-based compensation and gains and losses from the early extinguishment of debt. The numerator of Non-GAAP net income per diluted share is Non-GAAP net income. Non-GAAP net income per diluted share increases the number of weighted average shares in the denominator as if the 2013 IPO and the exercise of the underwriters' overallotment option had occurred at the beginning of the periods reported. EBITDA is defined as consolidated net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Adjusted EBITDA margin means Adjusted EBITDA as a percentage of our net sales. Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. We believe that Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA and Adjusted EBITDA margin provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE

(dollars and shares in millions, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2014	2013	% Change

Net income	$ 50.9	$ 28.3
Amortization of intangibles (i)	40.3	40.3
Non-cash equity-based compensation	3.3	1.9
Net loss on extinguishments of long-term debt	5.4	3.9
Interest expense adjustment related to extinguishments of long-term debt (ii)	(0.6)	(0.8)
Secondary-offering related expenses	0.4	—
Aggregate adjustment for income taxes (iii)	(18.6)	(17.3)
Non-GAAP net income	$ 81.1	$ 56.3	44.1%

GAAP net income per diluted share	$ 0.30	$ 0.19	52.6%
Non-GAAP net income per diluted share	$ 0.47	$ 0.33	43.7%
Shares used in computing GAAP net income per diluted share	172.3	146.1
Shares used in computing Non-GAAP net income per diluted share (iv)	172.3	171.8

(i)       Includes amortization expense for acquisition-related intangible assets, primarily customer relationships and trade names.

(ii)     Reflects adjustments to interest expense resulting from debt extinguishments. Represents the difference between interest expense previously recognized under the effective interest method and actual interest paid.

(iii)    Based on a normalized effective tax rate of 39.0%.

(iv)    Non-GAAP net income per diluted share increases the number of weighted average shares in the denominator as if the 2013 IPO and the exercise of the underwriters' overallotment option had occurred at the beginning of the periods reported as follows:

	Three Months Ended March 31,
	2014	2013
Weighted-average number of common shares outstanding - Diluted	172.3	146.1
Effect of dilutive securities	(2.7)	(0.9)
Weighted-average number of common shares outstanding - Basic	169.6	145.2
Adjustment as if the IPO and exercise of the underwriters' overallotment option had occurred at the beginning of the period reported	—	26.6
Non-GAAP weighted-average number of common shares outstanding - Basic	169.6	171.8
Effect of dilutive shares	2.7	—
Non-GAAP weighted-average number of common shares outstanding - Diluted	172.3	171.8

CDW CORPORATION AND SUBSIDIARIES

ADJUSTED EBITDA

(dollars in millions)

(unaudited)

	Three Months Ended March 31,
	2014	2013	% Change

Adjusted EBITDA	$ 193.7	$ 178.6	8.5%
Adjustments to reconcile Adjusted EBITDA to income from operations (a) :
Depreciation and amortization (b)	(52.0)	(52.0)
Non-cash equity-based compensation	(3.3)	(1.9)
Secondary-offering related expenses	(0.4)	—
Sponsor fee	—	(1.3)
Litigation, net (c)	0.3	—
Other adjustments (d)	(2.5)	(3.3)
Total adjustments	(57.9)	(58.5)
Income from operations	$ 135.8	$ 120.1

(a)     Amounts historically reported within selling and administrative expense unless otherwise indicated.

(b)     Includes depreciation expense of $0.8 and $1.0 for the three months ended March 31, 2014 and 2013, respectively, historically reported within cost of sales.

(c)      Relates to unusual, non-recurring litigation matters.

(d)     Primarily includes certain historical retention costs reported within selling and administrative expense. Also includes adjustment for other expense of $0.3 for both the three months ended March 31, 2014 and 2013.

CDW CORPORATION AND SUBSIDIARIES

ADJUSTED EBITDA MARGIN

(dollars in millions)

(unaudited)

	Three Months Ended March 31,
	2014	2013

Net sales	$ 2,652.3	$ 2,411.7
Adjusted EBITDA	193.7	178.6
Adjusted EBITDA margin	7.3%	7.4%

CDW CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	March 31, 2014	December 31, 2013	March 31, 2013
Assets

Current assets:
Cash and cash equivalents	$ 306.7	$ 188.1	$ 147.1
Accounts receivable, net of allowance for doubtful accounts of $5.4, $5.4 and $5.4, respectively	1,335.0	1,451.0	1,264.5
Merchandise inventory	388.4	382.0	358.4
Miscellaneous receivables	164.5	146.3	151.5
Deferred income taxes	—	—	13.1
Prepaid expenses and other	53.3	46.1	51.5
Total current assets	2,247.9	2,213.5	1,986.1

Property and equipment, net	129.9	131.1	134.0
Goodwill	2,219.1	2,220.3	2,208.5
Other intangible assets, net	1,286.6	1,328.0	1,443.6
Deferred financing costs, net	27.5	30.1	49.3
Other assets	1.5	1.6	1.2
Total assets	$ 5,912.5	$ 5,924.6	$ 5,822.7

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable - trade	$ 683.7	$ 662.8	$ 642.1
Accounts payable - inventory financing	250.2	256.6	252.9
Current maturities of long-term debt	15.4	45.4	—
Accrued expenses and other liabilities	469.2	437.8	417.9
Total current liabilities	1,418.5	1,402.6	1,312.9

Long-term liabilities:
Debt	3,157.0	3,205.8	3,680.8
Deferred income taxes	540.8	563.5	609.0
Other liabilities	41.4	41.0	56.2
Total long-term liabilities	3,739.2	3,810.3	4,346.0

Total shareholders' equity	754.8	711.7	163.8
Total liabilities and shareholders' equity	$ 5,912.5	$ 5,924.6	$ 5,822.7

CDW CORPORATION AND SUBSIDIARIES

NET SALES DETAIL

(dollars in millions)

(unaudited)

	Three Months Ended March 31,
	2014	2013	% Change(1)
Corporate:
Medium / Large	$ 1,274.8	$ 1,180.5	8.0%
Small Business	230.8	223.4	3.3
Total Corporate(2)	$ 1,505.6	$ 1,403.9	7.2%

Public:
Government	$ 254.2	$ 252.3	0.7%
Education	321.6	232.2	38.5
Healthcare	394.1	362.3	8.8
Total Public	$ 969.9	$ 846.8	14.5%

Other	$ 176.8	$ 161.0	9.8%

Total Net Sales	$ 2,652.3	$ 2,411.7	10.0%

(1)     There were 63 selling days for both the three months ended March 31, 2014 and 2013.

(2)     Net sales of $34.3 million for the three months ended March 31, 2013 have been reclassified from the Small Business customer channel to the Medium / Large customer channel to conform to the current period presentation.

CDW CORPORATION AND SUBSIDIARIES

DEBT AND WORKING CAPITAL INFORMATION

(dollars in millions)

(unaudited)

	March 31, 2014	December 31, 2013	March 31, 2013

Debt and ABL Revolver Availability
Cash and cash equivalents	$ 306.7	$ 188.1	$ 147.1
Total debt	3,172.4	3,251.2	3,680.8
Senior secured debt	1,850.1	1,853.9	1,799.5
Outstanding borrowings under ABL Revolver	—	—	—
Borrowing base under ABL Revolver (1)	1,107.4	1,065.5	1,009.7
ABL Revolver availability	649.4	641.1	649.4
Cash plus ABL Revolver availability	956.1	829.2	796.5
Total net leverage ratio (2)	3.5	3.8	4.5

Working Capital
Days of sales outstanding (DSO) (3)	44	44	44
Days of supply in inventory (DIO) (3)	14	14	14
Days of purchases outstanding (DPO) (3)	(36)	(35)	(36)
Cash conversion cycle (3)	22	23	22

(1)     Amount in effect at quarter end.

(2)     Defined as the ratio of total debt at period-end excluding any unamortized discount and/or premium, less cash and cash equivalents, to TTM Adjusted EBITDA. Prior periods have been revised to conform to the current definition.

(3)     Based on a rolling three month average. Prior periods have been revised to conform to the current definition.

CDW CORPORATION AND SUBSIDIARIES

CASH FLOW INFORMATION

(in millions)

(unaudited)

	Three Months Ended March 31,
	2014	2013

Cash flows from operating activities	$ 246.3	$ 208.0

Cash flows from investing activities	(30.2)	(8.8)

Net change in accounts payable - inventory financing	(6.4)	3.7
Other cash flows from financing activities	(90.6)	(93.2)
Cash flows from financing activities	(97.0)	(89.5)

Effect of exchange rate changes on cash and cash equivalents	(0.5)	(0.5)
Net increase in cash and cash equivalents	118.6	109.2
Cash and cash equivalents - beginning of period	188.1	37.9
Cash and cash equivalents - end of period	$ 306.7	$ 147.1

Supplementary disclosure of cash flow information:
Interest paid	$ (16.1)	$ (16.2)
Taxes paid, net	$ (9.5)	$ (1.7)